Exhibit 4.31

OMNIBUS AGREEMENT

AMONG

NAVIOS MARITIME HOLDINGS INC.

NAVIOS MARITIME ACQUISITION CORPORATION

AND

NAVIOS MARITIME PARTNERS L.P.

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among Navios Maritime Holdings Inc., a Marshall Islands corporation (“Navios Maritime”), Navios Maritime Acquisition Corporation, a Marshall Island corporation (“Navios Acquisition”), and Navios Maritime Partners L.P., a Marshall Islands limited partnership (the “MLP”).

RECITALS:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles II and IV, with respect to (a) those business opportunities that the Navios Maritime Entities (as defined herein) will not pursue during the term of this Agreement, unless permitted to do in accordance with the terms of this Agreement and (b) the procedures whereby such business opportunities are to be offered to Navios Acquisition.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles III and IV, with respect to (a) those business opportunities that Navios Acquisition will not pursue during the term of this Agreement, unless permitted to do in accordance with the terms of this Agreement and (b) the procedures whereby such business opportunities are to be offered to Navios Maritime or the MLP, as the case may be.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to certain rights of first offer.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Party” has the meaning given such term in Section 4.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 6.6 hereof.

“Break-up Costs” means the aggregate amount of any and all additional taxes, flag administration, financing, legal and other similar costs to (a) the Navios Maritime Entities that would be required to transfer Liquid Shipment Vessels acquired by the Navios Maritime Entities as part of a larger transaction to a Navios Acquisition Entity pursuant to Section 2.2(b) , or (b) Navios Acquisition Entities that would be required to transfer Drybulk Carriers acquired by Navios Acquisition Entities as part of a larger transaction to a Navios Maritime Entity pursuant to Section 3.2(a) or Section 6.15 .

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person (except to Angeliki Frangou), unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than (A) Navios Maritime, or its Affiliates (including Angeliki Frangou) with respect to the MLP or Navios Acquisition and (B) Angeliki Frangou, with respect to Navios Maritime, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Closing Date” means the closing date of the acquisition by Navios Acquisition of the stock of Aegean Sea Maritime Holdings Inc.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Drybulk Carrier” means vessels intended primarily for the shipment of non-liquid commodities and shall include, without limitation, Panamax, Capesize, Handysize and Handymax vessels.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Offer Negotiation Period” has the meaning given such term in Section 5.2.

“Liquid Shipment Vessels” means vessels intended primarily for the sea going shipment of liquid products, including chemical and petroleum based products, except for container vessels and vessels which will be employed primarily in operations in South America.

“MLP” is defined in the introduction to this Agreement.

“Navios Maritime Entities” means Navios Maritime, the MLP and any Person controlled, directly or indirectly, by Navios Maritime or the MLP.

“Navios Acquisition Entities” means Navios Acquisition and any Person controlled, directly or indirectly by Navios Acquisition.

“Offer” has the meaning given such term in Section 4.1.

“Offered Assets” has the meaning given such term in Section 4.1.

“Offeree” has the meaning given such term in Section 4.1.

“Offer Period” has the meaning given such term in Section 4.1.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Potential Transferee” has the meaning given such term in Section 5.2.

“Public Company” means an entity the securities of which are actively traded on a stock exchange.

“Sale Assets” has the meaning given such term in Section 5.2.

“Transfer” means any transfer, assignment, sale or other disposition; provided, however, that such term shall not include: (a) transfers, assignments, sales or other dispositions from a Navios Maritime Entity to another Navios Maritime Entity, or from a Navios Acquisition Entity to another Navios Acquisition Entity; (b) transfers, assignments, sales or other dispositions pursuant to the terms of any related charter or other agreement with a counter party; (c) transfers, assignments, sales or other dispositions pursuant to Article II or III of this Agreement; (d) grants of security interests in or mortgages or liens in favor of a bona fide third party lender; or (e) the merger by Navios Maritime, Navios Acquisition or the MLP with or into, or sale of substantially all of the assets by Navios Maritime, Navios Acquisition or the MLP to, an unaffiliated third party.

“Transfer Notice” has the meaning given such term in Section 5.2.

“Transferring Party” has the meaning given such term in Section 5.2.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

LIQUID SHIPMENT CARRIER RESTRICTED BUSINESS OPPORTUNITIES

SECTION 2.1 Liquid Shipment Vessels Restricted Businesses. Subject to Section 6.4 and except as permitted by Section 2.2, each of the Navios Maritime Entities shall be prohibited from acquiring, chartering-in, or owning any Liquid Shipment Vessels.

SECTION 2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Navios Maritime Entities may engage in the following:

(a) acquiring any Liquid Shipment Vessels if the Navios Maritime Entity offers to sell it Navios Acquisition for fair market value (including the value of any related charter);

(b) acquiring any Liquid Shipment Vessels as part of the acquisition of a controlling interest in a business or package of assets; provided, however, that:

(i) if less than a majority of the value of the total assets or business acquired is attributable to Liquid Shipment Vessels, as determined in good faith by the board of directors of Navios Maritime (or if the Navios Maritime Entity is the MLP or any other Navios Maritime Entity that is a Public Company or a subsidiary thereof, the board of directors of such Public Company), then the Navios Maritime Entity must offer to sell to the Navios Acquisition such Liquid Shipment Vessels for fair market value (including the value of any related charter) plus any applicable Break-up Costs in accordance with the procedures set forth in Section 4.1 .

(ii) if a majority or more of the value of the total assets or business acquired is attributable to those Liquid Shipment Vessels, as determined in good faith by the board of directors of Navios Maritime (or, if the Navios Maritime Entity is the MLP or any other Navios Maritime Entity that is a Public Company or a subsidiary thereof, the board of directors of such Public Company); Navios Maritime (or the relevant Navios Maritime Entity) shall notify Navios Acquisition in writing, of the proposed acquisition. Navios Acquisition shall, not later than the 15th calendar day following receipt of such notice, notify Navios Maritime (or the relevant Navios Maritime Entity) if Navios Acquisition will acquire the Liquid Shipping Vessel or Liquid Shipment Vessels forming part of the business or package of assets. If Navios Acquisition does not notify Navios Maritime of its intent to pursue the acquisition within 15 calendar days, Navios Maritime (or the relevant Navios Maritime Entity) may proceed with the acquisition as provided in subsection (i) above.

(c) acquiring a non-controlling interest in any company, business or pool of assets;

(d) acquiring or owning any Liquid Shipment Vessels if Navios Acquisition does not fulfill its obligations under any written agreement between Navios Maritime (or the relevant Navios Maritime Entity) and Navios Acquisition requiring Navios Acquisition to purchase such Liquid Shipment Vessels or if Navios Acquisition declines to purchase such Liquid Shipment Vessels after being offered the right to purchase it pursuant to this Agreement.

(e) acquiring, chartering-in, or owning any Liquid Shipment Vessels that are subject to an offer to sell to Navios Acquisition by a Navios Maritime Entity, as described in Section 2.2 , in each case pending Navios Acquisition’s determination pursuant to Section 4.1 whether to purchase the Liquid Shipment Vessels (and, if Navios Acquisition determines to purchase such Liquid Shipment Vessels, pending the closing of such purchase);

(f) providing ship management services relating to any vessel whatsoever; or acquiring or owning any Liquid Shipment Vessels if Navios Acquisition has previously advised Navios Maritime (or the relevant Navios Maritime Entity) that it consents to such acquisition or ownership.

ARTICLE III

DRYBULK

CARRIER RESTRICTED BUSINESS OPPORTUNITIES

SECTION 3.1 Drybulk Carrier Restricted Businesses. Subject to Section 6.4 and except as permitted by Section 3.2 , each of the Navios Acquisition Entities shall be prohibited from acquiring, owning, operating or chartering-in any Drybulk Carrier.

SECTION 3.2 Permitted Exceptions. Notwithstanding any provision of Section 3.1 to the contrary, the Navios Acquisition Entities may engage in the following activities under any of the following circumstances:

(a) acquiring any Drybulk Carriers as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels, provided, however, that:

(i) if less than a majority of the value of the total assets or business acquired is attributable to any Drybulk Carriers, as determined in good faith by the Board of Directors of Navios Acquisition, Navios Acquisition must offer to sell such Drybulk Carriers and related charters to Navios Maritime or any other Navios Maritime Entity for their fair market value (including the value of any related charter) plus any applicable Break-up Costs in accordance with the procedures set forth in Section 4.1 .

(ii) if a majority or more of the value of the total assets or business acquired is attributable to Drybulk Carriers, as determined in good faith by Navios Acquisition; Navios Acquisition shall notify Navios Maritime and the MLP in writing of the proposed acquisition. Navios Maritime and the MLP shall, not later than the 15th calendar day following receipt of such notice, notify Navios Acquisition if any Navios Maritime Entity wishes to acquire the Drybulk Carriers forming part of the business or package of assets. If Navios Maritime or the MLP does not notify Navios Acquisition of its intent to pursue the acquisition within 15 calendar days, Navios Acquisition may proceed with the acquisition as provided in subsection (i) above.

(b) owning, operating or chartering any Drybulk Carriers that is subject to an offer to purchase by Navios Maritime or the MLP as described in Section 3.2(a) pending the applicable offer of any such Drybulk Carriers to Navios Maritime or the MLP and Navios Maritime’s and the MLP’s determination pursuant to Section 4.1 whether to purchase the Drybulk Carriers and, if Navios Maritime or the MLP elect to purchase or cause any Navios Maritime Entity to purchase any such Drybulk Carriers, pending the closing of such purchase; and

(c) acquiring, operating or chartering any Drybulk Carrier if Navios Maritime and the MLP have previously advised Navios Acquisition that it consents to such acquisition, operation or charter or if Navios Entities decline to purchase such Drybulk Carrier after being offered the right to purchase it pursuant to this Agreement.

(d) The respective rights of Navios Maritime and the MLP to purchase any Drybulk Carriers pursuant to this section shall be governed by the Omnibus Agreement among Navios Maritime, Navios GP L.L.C., Navios Maritime Operating L.L.C. and the MLP dated as of November 16, 2007 (as amended from time to time, the “2007 Agreement”) and, notwithstanding anything to the contrary contained herein, if Navios Maritime advises Navios Acquisition in writing that its obligation to offer the MLP certain Drybulk Carriers has been terminated or that the rights of Navios Maritime take precedence over the rights of the MLP, either in a particular case or in all cases, Navios Acquisition shall have no obligation to continue to offer Drybulk Carriers to the MLP pursuant to this Agreement in such case or any case, as the case may be. Navios Acquisition shall be entitled to rely on a written communication from Navios Maritime as to the MLP’s rights and, if such communication is in error, the MLP agrees that the sole recourse of the MLP shall be against Navios Maritime and not against Navios Acquisition.

ARTICLE IV

BUSINESS OPPORTUNITIES PROCEDURES

SECTION 4.1 Procedures. If (a) Navios Acquisition acquires any Drybulk Carriers in accordance with Section 3.2(a) , or (b) a Navios Maritime Entity acquires any Liquid Carrier Vessels in accordance with Section 2.2(a) or (b)(i), then (i) not later than 30 calendar days after the consummation of the acquisition (in the case of clause (a) or (b) above), such acquiring Party (the “Acquiring Party”) shall notify (a) Navios Maritime and the MLP, in the case of an acquisition by Navios Acquisition or (b) Navios Acquisition in the case of an acquisition by a Navios Maritime Entity and offer such party to be notified (each an “Offeree”) the opportunity for any Navios Maritime Entity or Navios Acquisition, as applicable, to purchase such Drybulk Carrier or Liquid Shipment Vessel, as applicable (the “Offered Assets”), for their fair market value, including the value of any charters (plus, in the case of an acquisition in accordance with Section 2.2(b) or 3.2(a) , any applicable Break-up Costs), in each case on commercially reasonable terms in accordance with this Section (the “Offer”). The Offer shall set forth the Acquiring Party’s proposed terms relating to the purchase of the Offered Assets by the applicable Navios Maritime Entity or Navios Acquisition, including any liabilities to be assumed by the applicable Navios Maritime Entity or Navios Acquisition as part of the Offer. As soon as practicable after the Offer is made, the Acquiring Party will deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree. Within 30 calendar days after receipt of such notification, the Offeree shall notify the Acquiring Party in writing that either:

(a) If the Offeree elects not to purchase the Offered Assets, then the Acquiring Party and its Affiliates shall, subject to the other terms of this Agreement (including Section 2.2(b)(ii) ), be forever free, subject to the provisions of this Agreement, to continue to own, operate and charter such Offered Assets; or

(b) If the Offeree elects to purchase the Offered Assets, then the following procedures shall be followed:

(i) After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith, the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer and the other terms of the Offer on which the Offered Assets will be sold to the applicable Navios Maritime Entity or Navios Acquisition. If the Acquiring Party and the Offeree agree on the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of Navios Maritime’s or the MLP’s election to purchase (or election to cause any of its permitted Affiliates to purchase) or of Navios Acquisition’s election to cause any Navios Acquisition Entity to purchase, as applicable, the Offered Assets, Navios Maritime or the

MLP, as the case may be, shall purchase (or cause any of its permitted Affiliates to purchase) or Navios Acquisition shall cause any Navios Acquisition Entity to purchase, as applicable, the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached.

(ii) If the Acquiring Party and the Offeree are unable to agree on the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer or on any other terms of the Offer during the Offer Period, the Acquiring Party and the Offeree will engage an independent ship broker and/or an independent investment banking firm prior to the end of the Offer Period to determine the fair market value (and any applicable Break-up Costs), of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree. In determining the fair market value of the Offered Assets and other terms on which the Offered Assets are to be sold, the ship broker or investment banking firm, as applicable, will have access to the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively, and to all information prepared by or on behalf of the Acquiring Party relating to the Offered Assets and reasonably requested by such ship broker or investment banking firm. Such ship broker or investment banking firm will determine the fair market value, including the value of any related charter (and any applicable Break-up Costs) of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within 30 calendar days of its engagement and furnish the Acquiring Party and the Offeree its determination. The fees and expenses of the ship broker or investment banking firm, as applicable, will be divided equally between the Acquiring Party and the Offeree. Upon receipt of such determination, the Offeree will have the option, but not the obligation:

(A) in the case that the Offeree is Navios Maritime or the MLP, to purchase or cause any of its permitted Affiliates to purchase, or in the case that the Offeree is Navios Acquisition, to cause any Navios Acquisition Entity to purchase the Offered Assets for the fair market value (and any applicable Break-up Costs), and on the other terms determined by the ship broker or investment banking firm, as soon as commercially practicable after determinations have been made; or

(B) in the case that the Offeree is Navios Maritime, to elect not to cause any of its permitted Affiliates to purchase, or in the case that the Offeree is the MLP, to elect not to cause any of its permitted Affiliates to purchase such Offered Assets, in which event the Acquiring Party and its Affiliates shall, subject to the other terms of this Agreement, be forever free to continue to own and operate such Offered Assets.

(C) The respective rights of Navios Maritime and the MLP to purchase any Drybulk Carriers pursuant to this section shall be governed by the 2007 Agreement and, notwithstanding anything to the contrary contained herein, if Navios Maritime advises Navios Acquisition in writing that its obligation to offer the MLP certain Drybulk Carriers has been terminated or that the rights of Navios Maritime take precedence over the rights of the MLP, either as a particular case or in all cases, Navios Acquisition shall have no obligation to continue to offer Drybulk Carriers to the MLP pursuant to this Agreement in such case or any case, as the case may be. Navios Acquisition shall be entitled to rely on a written communication from Navios Maritime as to the MLP’s rights and, if such communication is in error, the MLP agrees that the sole recourse of the MLP shall be against Navios Maritime and not against Navios Acquisition.

SECTION 4.2 Scope of Prohibition. Except as otherwise provided in this Agreement, each party and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the Navios Maritime Entities or Navios Acquisition.

SECTION 4.3 Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Article IV, and that any breach by any such Party of its covenants and agreements set forth in this Article IV would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article IV of this Agreement.

ARTICLE V

RIGHTS OF FIRST OFFER

SECTION 5.1 Rights of First Offer.

(a) Navios Acquisition hereby grants Navios Maritime and the MLP a right of first offer on any proposed Transfer by any Navios Acquisition Entity of any Drybulk Carriers owned or acquired by any Navios Acquisition Entity. The Navios Maritime Entities hereby grant Navios Acquisition a right of first offer on any proposed Transfer of any Liquid Shipment Vessels owned or acquired by any Navios Maritime Entity.

(b) The Parties acknowledge that all potential Transfers pursuant to this Article V are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties and to the terms of all existing agreements in respect of such Drybulk Carriers or Liquid Shipment Vessels, as the case may be.

SECTION 5.2 Procedures For Rights of First Offer. In the event that Navios Acquisition or a Navios Maritime Entity (as applicable, the “Transferring Party”) proposes to Transfer Drybulk Carrier assets (the “Sale Assets”), prior to engaging in any negotiation for such Transfer with any non-affiliated third party or otherwise offering to Transfer the Sale Assets to any non-affiliated third party, such Transferring Party shall give Navios Maritime and the MLP or Navios Acquisition, as applicable (the “Potential Transferee”), written notice setting forth all material terms and conditions (including, without limitation, the purchase price and a description of the Sale Asset(s)) on which such Transferring Party desires to Transfer the Sale Assets (the “Transfer Notice”). The Transferring Party then shall be obligated to negotiate in good faith for a 15-day period following the delivery by the Transferring Party of the Transfer Notice (the “First Offer Negotiation Period”) to reach an agreement for the Transfer of such Sale Assets to the Potential Transferee or any of its Affiliates on the terms and conditions set forth in the Transfer Notice. If no such agreement with respect to the Sale Assets is reached during the First Offer Negotiation Period, and the Transferring Party has not Transferred, or agreed in writing to Transfer, such Sale Assets to a third party within 180 calendar days after the end of the First Offer Negotiation Period on terms generally no less favorable to the Transferring Party than those included in the Transfer Notice (except to the extent that market conditions during the 180 calendar days after the end of the First Offer Negotiation Period have resulted in a material change in the fair market value of such Sale Assets), then the Transferring Party shall not thereafter Transfer any of the Sale Assets without first offering such assets to the applicable Potential Transferee in the manner provided above.

SECTION 5.3 2007 Agreement Procedure. The respective rights of Navios Maritime and the MLP to purchase any Drybulk Carriers pursuant to this section shall be governed by the 2007 Agreement and, notwithstanding anything to the contrary contained herein, if Navios Maritime advises Navios Acquisition in writing that its obligation to offer the MLP certain Drybulk Carriers has been terminated or that the rights of Navios Maritime take precedence over the rights of the MLP, either as a particular case or in all cases, Navios Acquisition shall have no obligation to continue to offer Drybulk Carriers to the MLP pursuant to this Agreement in such case or any case, as the case may be. Navios Acquisition shall be entitled to rely on a written communication from Navios Maritime as to the MLP’s rights and, if such communication is in error, the MLP agrees that the sole recourse of the MLP shall be against Navios Maritime and not against Navios Acquisition.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Choice Of Law; Submission To Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York.

SECTION 6.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private courier, prepaid, or by facsimile to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section.

SECTION 6.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

SECTION 6.4 Termination. Upon a Change of Control of the MLP, the provisions of Articles II, III, IV and V of this Agreement (but not less than all of such Articles) shall terminate immediately as to the MLP, but shall remain binding on Navios Acquisition and Navios Maritime unless otherwise terminated as to them. Upon a Change of Control of Navios Maritime, the provisions of Articles II, III, IV and V of this Agreement (but not less than all of such Articles) shall terminate; provided, however, that in no event shall the provisions of Articles II, III, IV and V of this Agreement terminate upon a Change of Control of Navios Maritime prior to the fourth anniversary of this Agreement. Upon a Change of Control of Navios Acquisition, the provisions of Articles II, III, IV and V of this Agreement, but not less than all such Articles) shall terminate as to all parties hereto.

SECTION 6.5 Waiver; Effect of Waiver or Consent. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby. No waiver or consent, express or implied, by any party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the ’same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

SECTION 6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

SECTION 6.7 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 6.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

SECTION 6.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 6.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

SECTION 6.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

SECTION 6.12 Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

SECTION 6.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

SECTION 6.14 Negotiation of Rights of Navios Maritime, Navios Acquisition, the MLP: Limited Partners, Assignees, and Third Parties . The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Navios Maritime or of Navios Acquisition and no limited partner, member, assignee or other Person of the MLP shall have the right, separate and apart from Navios Maritime, Navios Acquisition, the MLP, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

SECTION 6.15 2007 Agreement. Navios Acquisition acknowledges and agrees that it is subject to the 2007 Agreement as if it were a Navios Maritime Entity (as defined therein). Accordingly, Navios Acquisition acknowledges and agrees that it may be required to offer opportunities to the MLP not otherwise contemplated by this Agreement, including if it places a new charter on any Panamax or Capesize vessel it owns or may acquire, for so long as the 2007 Agreement remains in effect as to Navios Maritime.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

NAVIOS MARITIME HOLDINGS, INC.

By:	/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chairman of the Board and Chief Executive Officer

Address for Notice:

85 Atki Miaouli Street

Piraeus, Greece 185 38

Phone: +30 (210) 459-5000

Fax: +30 (210) 417-2070

Attention: Vasiliki Papaefthymiou

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chairman of the Board and Chief Executive Officer

Address for Notice:

85 Atki Miaouli Street

Piraeus, Greece 185 38

Phone: +30 (210) 459-5000

Fax: +30 (210) 417-2070

Attention: Vasiliki Papaefthymiou

NAVIOS MARITIME PARTNERS, L.P.,

By:	/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chairman of the Board and Chief Executive Officer

Address for Notice:

85 Atki Miaouli Street

Piraeus, Greece 185 38

Phone: +30 (210) 459-5000

Fax: +30 (210) 417-2070

Attention: Vasiliki Papaefthymiou

SIGNATURE PAGE

OMNIBUS AGREEMENT